Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

Community Shores Bank Corporation

Muskegon, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 14, 2016, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Grand Rapids, Michigan

July 1, 2016